Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche Variable Series I of our reports dated February 14, 2018, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR for the year ended December 31, 2017 of Deutsche Bond VIP, Deutsche Capital Growth VIP, Deutsche Global Small Cap VIP, Deutsche Core Equity VIP and Deutsche CROCI® International VIP. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 24, 2018